EXHIBIT 10.7


                       THIRD AMENDMENT TO CREDIT AGREEMENT


         TAYLOR INVESTMENT CORPORATION, a Minnesota corporation ("Borrower") and DIVERSIFIED BUSINESS CREDIT, INC. (formerly known as National City Business Credit, Inc.), a Minnesota corporation ("Lender") previously entered into that certain Credit Agreement dated as of November 18, 1986, as amended by that certain Amendment to Credit Agreement dated June 2, 1993 and that certain Amendment to Credit Agreement dated June 12, 1995 (collectively, the "Credit Agreement"). The Borrower has requested and the Lender has agreed to alter, amend and modify the Credit Agreement as hereinafter set forth. In consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS. The following capitalized terms have the meanings defined below. All other capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Credit Agreement and/or the related Security Documents.

         "Advances" shall mean loans made by the Lender to the Borrower hereunder and all existing loans made by the Lender to the Borrower.

         "Base Rate" shall mean the rate of interest publicly announced by National City Bank of Minneapolis from time to time its "BASE" rate (the Bank may lend to its customers at rate that are at, above, or below the "BASE" rate).

         "Basis" shall mean the total cost of the real estate determined in accordance with GAAP and allocated to individual lots on the basis of selling price of each lot as a percentage of the total estimated gross selling price of the entire development.

         "Book Net Worth" means the aggregate of the common stockholders' equity of the Borrower, determined in accordance with GAAP.

         "Default" shall mean any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

         "Eligible Development Costs" shall mean, at the sole discretion of Lender, those general costs of development of a particular project that meets all the criteria for Eligible Real Estate Inventory, including without limitation the costs of surveys, road construction and electrical service to the project site, but shall not include costs of construction of structures on any particular lot located within such project.

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         "Eligible Laurentian Property" shall mean real estate held for resale, including land and improvements, that (a) is solely owned and developed by Borrower's subsidiary Laurentian Development Corporation, (b) is subject to a first priority mortgage in favor of Borrower in form acceptable to Lender evidenced by a title insurance policy or an updated abstract of title acceptable to Lender, which mortgage has been assigned by Borrower to Lender in form acceptable to Lender, (c) is located in a development project that has been approved by the Lender in its sole discretion; and (d) constitutes Collateral that is as warranted in the Credit Agreement and Security Documents.

         "Eligible Real Estate Inventory" shall mean land held for resale that
(a) is solely owned by the Borrower, (b) is subject to a first priority mortgage in favor of the Lender in form acceptable to Lender evidenced by a title insurance policy or an updated abstract of title acceptable to Lender; (c) is located in a development project that has been approved by the Lender in its sole discretion; and (d) constitutes Collateral that is as warranted in the Credit Agreement and Security Documents.

         "Eligible Receivables" shall mean any indebtedness owing to the Borrower arising from the sale of property developed by the Borrower, which indebtedness is solely owned by the Borrower and is subject to the perfected security interests of the Lender at the time it comes into existence and continues to meet the foregoing criteria until it is collected in full, provided such mortgage loan or contract for deed meets each of the following requirements:

         a. Said indebtedness is secured by a mortgage or contract for deed against the real estate property sold; and

         b. Said mortgage or contract for deed constitutes a first priority lien on the real estate property sold; and

         c. Borrower has delivered to Lender evidence acceptable to Lender that the mortgage or contract for deed constitutes a first priority lien against the real estate property sold, in the form of a title insurance policy or updated abstract of title; and

         d. Borrower received (i) at least a ten percent (10%) down payment on the sale of real estate constituting land only or (ii) at least a fifteen percent (15%) down payment on the sale of real estate constituting land and structures, or (iii) if the down payment was less than required herein, the Borrower has received a down payment and monthly payments that together total the required down payment herein set forth; and

         e. Borrower has provided to Lender a credit report on the buyer of the real property and such credit report is satisfactory to the Lender, in its sole discretion; and

         f. Borrower has delivered to Lender with an original recorded assignment of mortgage or contract for deed and has provided Lender with a copy of Borrower's recorded mortgage or contract for deed; and

         g. Borrower has provided Lender with an amortization schedule for said indebtedness; and

         h. The scheduled payments under said indebtedness are not more than two payments or sixty (60) days past due; and


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         i. Said indebtedness is not the subject of any payment dispute or subject to claims or setoffs; and

         j. The buyer of the real estate property resides in the United States or Canada, or if the buyer is not a resident of the United States or Canada then the buyer must be (i) a United States citizen who is either employed outside of the United States and Canada or (ii) a member of the United States armed services stationed outside of the United States and Canada.

Provided, that any indebtedness owing to the Borrower shall not be an Eligible Receivable if:

         a. The sale is not an arms' length sale; or

         b. Any indebtedness, sale, mortgage or contract for deed is declared ineligible by Lender, in its reasonable discretion; by written notice to Borrower.

         c. The aggregate of indebtedness from any one buyer or any affiliate thereof (that is, any Person that directly or indirectly controls, is controlled by or is under common control with such buyer, or is an officer, director, shareholder, joint venturer or partner of such buyer) pertains to the purchase of more than five (5) lots; provided, however, in the event more than five (5) lots are purchased by one buyer and its affiliates, then Lender agrees to evaluate the credit worthiness of such buyer to determine whether Lender, at its discretion, will advance against such indebtedness so long as the indebtedness is otherwise an Eligible Receivable; or

         d. Such indebtedness is owing to Borrower from any Affiliate of Borrower; or

         e. Such indebtedness is not as warranted in the Credit Agreement and Security Documents.

         "Event of Default" shall have the meaning provided in Paragraph 6.

         "GAAP" shall mean Generally Accepted Accounting Principles consistently applied and maintained throughout the period indicated and consistent with the financial statements delivered to Lender pursuant to Paragraph 3(n) of the Credit Agreement. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

         Income" for any period shall mean income for such period, before income taxes, determined in accordance with GAAP excluding, however, (1) extraordinary gains, and (2) gains whether or not extraordinary from sales or other dispositions of assets other than in the ordinary course of Borrower's business.

         "Laurentian Borrowing Base" shall mean eighty percent (80%) of Eligible Laurentian Property, provided the Laurentian Borrowing Base shall not exceed One Million Dollars ($1,000,000.00).


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         "Lender" shall mean Diversified Business Credit, Inc., a Minnesota corporation, formerly known as National City Business Credit, Inc. ("NCBC"). All references in the Credit Agreement to National City Business Credit, Inc. or to NCBC shall mean the Lender.

         "Liabilities" of any Person shall mean those items which, in accordance with GAAP, would appear as Liabilities on a balance sheet.

         "Material Adverse Occurrence" shall mean any occurrence of whatever nature (including, without limitation, any adverse determination in any litigation, arbitration or governmental investigation or proceeding) which materially adversely affects the present or prospective financial condition, business or operations of Borrower or impairs the ability of Borrower to perform its Obligations under this Credit Agreement or any other Security Document.

         "Maturity Date" shall mean December 31, 1997 or, as provided in Paragraph 6 of this Third Amendment, any subsequent anniversary date thereof.

         "Net Income" for any period shall mean Net Income for such period, determined in accordance with GAAP excluding, however, (1) extraordinary gains, and (2) gains whether or not extraordinary from sales or other dispositions of assets other than the sale of Inventory in the ordinary course of Borrower's business.

         "Obligations" shall mean each and every debt, liability and obligation of every type and description which Borrower may now or at any time hereafter owe to the Lender (whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, all indebtedness of Borrower arising under any loan or credit agreement or guaranty between Borrower and the Lender, whether now in effect or hereafter entered into.

         "Person" shall mean any natural person, corporation, firm, partnership, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

         "Real Estate Borrowing Base" shall mean ninety percent (90%) of the purchase price of Eligible Real Estate Inventory plus, at the Lender's sole discretion, up to eighty percent (80%) of the Eligible Development Costs of Eligible Real Estate Inventory, provided, however, the Real Estate Borrowing Base shall not exceed Three Million Five Hundred Thousand Dollars ($3,500,000.00).

         "Receivable Borrowing Base" shall mean ninety percent (90%) of Eligible Receivables provided, however, the Receivable Borrowing Base shall not exceed Nine Million Dollars ($9,000,000.00).


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         "Senior Debt" shall mean all Liabilities of the Borrower including, without limitation, lines of credit, notes payable, contracts and mortgages payable, but shall exclude accounts payable, accrued liabilities, and liabilities for deposits on land sales and purchase agreements.

         "Subordinated Debt" shall mean indebtedness of Borrower for borrowed money which is subordinated to the Obligations in writing on terms satisfactory to Lender in its sole discretion.

         "Tangible Net Worth" of Borrower shall mean the total of all assets appearing on a balance sheet of Borrower, prepared in accordance with GAAP, after deducting all proper reserves (including reserves for depreciation, obsolescence and amortization) minus all Liabilities of Borrower; excluding, however, from the determination of total assets: (i) goodwill, memberships, trademarks, trade names, service marks, copyrights, patents, licenses, organization expenses, research and development expenses, operating rights and other similar intangibles; (ii) all deferred charges or unamortized debt discount, except that deferred income taxes shall not be excluded; (iii) treasury stock; (iv) securities that are not readily marketable; (v) any write-up in the book value of any assets resulting from a revaluation thereof subsequent to December 31, 1994; (vi) prepaid expenses; (vii) notes or Receivables due from employees, officers, directors or shareholders; (viii) notes or Receivables due from any Affiliate; (ix) all other intangible assets in existence on the date of this Agreement and determined by Lender, in its absolute discretion, to be intangible assets; and (x) any asset acquired subsequent to the date of this Agreement which the Lender determines, in its reasonable discretion, to be an intangible asset.

2. THE LOANS. The first two sentences of Paragraph 1 of the Credit Agreement are hereby deleted therefrom in their entirety and the following is hereby inserted in lieu thereof:

         (a) RECEIVABLE REVOLVER LOAN FACILITY. Subject to the terms and conditions of this Credit Agreement, Lender shall make Advances upon the request of the Borrower pursuant to a Receivable Revolver Loan Facility. Subject to Paragraph 3 of this Third Amendment, the maximum aggregate principal amount of all Advances outstanding at any one time under the Receivable Revolver Loan Facility shall not exceed the lower of (i) Nine Million Dollars ($9,000,000.00) or (ii) the Receivable Borrowing Base.

                  Borrower shall pay interest on all outstanding Advances under the Receivable Revolver Facility at an annual rate (computed on the basis of actual days elapsed in a 360-day year) which, for any particular month, shall be the greater of (i) eight percent (8.0%) per annum, or (ii) one percent (1.0%) per annum above the Base Rate, provided, that in any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Each change in the interest rate shall take effect simultaneously with the corresponding change in the Base Rate.

                  All interest shall accrue on the principal balance outstanding from time to time and shall be payable monthly. Borrower agrees that Lender may at any time or from time to time, without further request by Borrower, make a loan to Borrower, or apply the proceeds of any loan, for the purpose of paying all such interest promptly when due. In the computation of interest, Lender may allow three banking days for the collection of uncollected funds.


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                  Borrower shall reduce the principal balance of the Receivable
         Revolver Loan Facility periodically by an amount determined by Lender to fully amortize the Receivable Revolver Loan Facility.

                  The Receivable Revolver Loan Facility shall terminate automatically upon the earlier of (i) the Maturity Date, or (ii) the occurrence of a Default or an Event of Default, and the Lender's obligations to make Advances thereunder shall, at Lender's sole discretion, terminate.

         (b) REAL ESTATE LOAN FACILITY. Subject to the terms and conditions of this Credit Agreement, Lender shall make Advances upon the request of the Borrower pursuant to a Real Estate Loan Facility. Subject to Paragraph 3 of this Third Amendment, the maximum aggregate principal amount of all Advances outstanding at any one time under the Real Estate Loan Facility shall not exceed the lower of (i) Three Million Five Hundred Dollars ($3,500,000.00) or (ii) the Real Estate Borrowing Base or (iii) the aggregate principal amount of advances outstanding under the Receivable Revolving Loan Facility, the Laurentian Loan Facility and Supplemental Loan Facility, provided, however, during the period from the date of this third Amendment until December 31, 1996, the requirement contained in this 2(b)(iii) shall be waived.

                  Borrower shall pay interest on all outstanding Advances under the Real Estate Loan Facility at an annual rate (computed on the basis of actual days elapsed in a 360-day year) which, for any particular month, shall be the greater of (i) eight percent (8.0%) per annum, or
         (ii) one and one half percent (1.5%) per annum above the Base Rate, provided, that in any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Each change in the interest rate shall take effect simultaneously with the corresponding change in the Base Rate.

                  All interest shall accrue on the principal balance outstanding from time to time and shall be payable monthly. Borrower agrees that Lender may at any time or from time to time, without further request by Borrower, make a loan to Borrower, or apply the proceeds of any loan, for the purpose of paying all such interest promptly when due. In the computation of interest, Lender may allow three banking days for the collection of uncollected funds.

                  Upon the sale of any parcel of Eligible Real Estate Inventory, Borrower shall immediately reduce the principal balance of the Real Estate Loan Facility by an amount equal to the greater of (i) one hundred twenty percent (120%) of the cost of such parcel of Eligible Real Estate Inventory sold or (ii) such amount as shall be required by Lender to assure itself that the entire loan balance pertaining to a particular project shall be paid in full upon the sale of eighty percent (80%) of the value of the Eligible Real Estate Inventory constituting such project.

                  The Real Estate Loan Facility shall terminate automatically upon the earlier of (i) the Maturity Date, or (ii) the occurrence of a Default or an Event of Default, and the Lender's obligations to make Advances hereunder shall, at Lender's sole discretion, terminate.


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         (c) LAURENTIAN LOAN FACILITY. Subject to the terms and conditions of this Credit Agreement, Lender shall make Advances upon the request of the Borrower pursuant to a Laurentian Loan Facility. Subject to Paragraph 3 of this Third Amendment, the maximum aggregate principal amount of all Advances outstanding at any one time under the Laurentian Loan Facility shall not exceed the lower of (i) One Million Dollars ($1,000,000.00) or (ii) the Laurentian Borrowing Base.

                  Borrower shall pay interest on all outstanding Advances under the Laurentian Loan Facility at an annual rate (computed on the basis of actual days elapsed in a 360-day year) which, for any particular month, shall be the greater of (i) eight percent (8.0%) per annum, or
         (ii) one and one half percent (1.5%) per annum above the Base Rate provided, that in any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Each change in the interest rate shall take effect simultaneously with the corresponding change in the Base Rate.

                  All interest shall accrue on the principal balance outstanding from time to time and shall be payable monthly and in any event upon demand. Borrower agrees that Lender may at any time or from time to time, without further request by Borrower, make a loan to Borrower, or apply the proceeds of any loan, for the purpose of paying all such interest promptly when due. In the computation of interest, Lender may allow three banking days for the collection of uncollected funds.

                  Upon the sale of any parcel of Eligible Laurentian Property, Borrower shall immediately reduce the principal balance of the Laurentian Loan Facility by one hundred percent (100%) of the cost to Laurentian Development Corporation of Eligible Laurentian Property, unless it is a sale of a time share arrangement and then the reduction will be thirty percent (30%) of the sales price of the Eligible Laurentian Property sold under the timeshare arrangement.

                  The Laurentian Loan Facility shall terminate automatically upon the earlier of (i) the Maturity Date, or (ii) the occurrence of a Default or an Event of Default, and the Lender's obligations to make Advances hereunder shall, at Lender's discretion, terminate.

         (d) SUPPLEMENTAL LOAN FACILITY. Subject to the terms and conditions of this Credit Agreement, Lender shall make Advances upon the request of the Borrower pursuant to a Supplemental Loan Facility. Subject to Paragraph 3 of this Third Amendment, the maximum aggregate principal amount of all Advances outstanding at any one time under the Supplemental Loan Facility shall not exceed the lower of (i) Two Million Dollars ($2,000,000.00) or (ii) twenty five percent (25%) of the principal amount of Advances outstanding under the Receivable Revolver Loan Facility, Real Estate Loan Facility, Laurentian Loan Facility and Supplemental Loan Facility; provided, however, during the


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


         period from the date of this Third Amendment until December 31, 1996, the requirement contained in subsection 2(d)(ii) shall be waived.

                  Borrower shall pay interest on all outstanding Advances under the Supplemental Loan Facility at an annual rate (computed on the basis of actual days elapsed in a 360-day year) which, for any particular month, shall be the greater of (i) eight percent (8.0%) per annum, or
         (ii) one and one half percent (1.5%) per annum above the Base Rate, provided, that in any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Each change in the interest rate shall take effect simultaneously with the corresponding change in the Base Rate.

                  All interest shall accrue on the principal balance outstanding from time to time and shall be payable monthly and in any event upon demand. Borrower agrees that Lender may at any time or from time to time, without further request by Borrower, make a loan to Borrower, or apply the proceeds of any loan, for the purpose of paying all such interest promptly when due. In the computation of interest, Lender may allow three banking days for the collection of uncollected funds.

                  The Supplemental Loan Facility shall terminate automatically upon the earlier of (i) the Maturity Date, or (ii) the occurrence of a Default or an Event of Default, and the Lender's obligations to make Advances hereunder shall, at Lender's discretion, terminate.

3. OVER ADVANCES. Notwithstanding any other provision of this Credit Agreement, if at any time the aggregate principal amount of Advances outstanding under this Credit Agreement or any commitment hereunder shall exceed (i) Nine Million Dollars ($9,000,000.00), or (ii) any other limitation set forth herein, the Borrower shall immediately pay to the Lender the amount by which said principal amount exceeds such limitation.

4. REMAINING PROVISIONS OF PARAGRAPH 1. Paragraph 1(d) of the Credit Agreement is hereby deleted in its entirety. Except as set forth herein, or as previously amended, the remaining terms and provisions of Paragraph 1 of the Credit Agreement shall remain in full force and effect without modification, amendment or alteration.

5. AFFIRMATIVE COVENANTS.

         a. BORROWING BASE CERTIFICATES. The following is hereby inserted in the Credit Agreement as Paragraph 4(e)(6):

                  4(e)(6) Within twenty-five (25) days after the end of each fiscal month, and at other times upon the request of the Lender, a borrowing base certificate and a covenant compliance certificate, each in form and substance acceptable to the Lender.

         b. BOOK NET WORTH. Paragraph 4(h) of the Credit Agreement is hereby deleted therefrom in its entirety and the following is hereby inserted in lieu thereof:


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                  4(h) At all times maintain the Book Net Worth of Borrower at amounts in excess of Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000.00) plus 50% of positive consolidated Net Income after January 1, 1996 and maintain Borrower's Tangible Net Worth (excluding all intangible assets designated by Lender) at amounts in excess of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000.00).

         c. DEBT LEVEL. The following is hereby inserted in the Credit Agreement as Paragraph 4(j):

                  4(j) Maintain the ratio of Liabilities minus the outstanding principal of Subordinated Debt to Tangible Net Worth at not greater than a ratio of 4.0 to 1.0 at all times.

         d. CASH AND CASH EQUIVALENTS PLUS INVENTORY PLUS CONTRACTS AND MORTGAGES RECEIVABLE TO SENIOR DEBT. The following is hereby inserted in the Credit Agreement as Paragraph 4(l):

                  4(l) Maintain the ratio of cash and cash equivalents plus inventory plus contracts and mortgages receivable to Senior Debt at not less than a ratio of 1.5 to 1.0 at all times.

6. EVENT OF DEFAULT. Paragraph 6 of the Credit Agreement is here by deleted in its entirety and the following is inserted in lieu thereof:

         6. DEFAULT AND REMEDIES. It shall be an Event of Default under this Credit Agreement if any one of the following shall occur:

         a. Borrower fails to make any payment required under this Credit Agreement or any present or future supplements hereto or under any other agreement between Borrower and the Lender, including the Security Documents, when due, or if payable upon demand, upon demand; or

         b. Borrower fails to observe or perform any covenant, condition or agreement in this Credit Agreement, any of the other Security Documents or in any other agreement between the Borrower and the Lender when and as required; or

         c. Any warranty, representation or statement made or furnished to the Lender by or on behalf of Borrower proves to have been false in a material respect when made or reaffirmed by the Borrower; or

         d. Borrower becomes insolvent or Borrower generally fails to pay, or admit in writing its inability to pay, its debts as they become due; or


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         e. Borrower applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for it or for any of its property, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Borrower or for a substantial part of Borrower's property; or

         f. Any bankruptcy reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is commenced in respect of Borrower; or

         g. Any judgments, writs, warrants of attachment, executions or similar process (not covered by insurance) in the aggregate amount that exceeds $25,000 is issued or levied against Borrower, or any of its assets and is not released, vacated or fully bonded prior to any sale and in any event within five days after its issue or levy; or

         h. There is a Material Adverse Occurrence of the Borrower; or

         Upon the occurrence of any Event of Default, all Obligations shall be and become immediately due and payable, at the option of the Lender, without any declaration, notice, presentment, protest, demand or dishonor of any kind (all of which are hereby waived) and the Borrower's ability to obtain any additional Advances under this Credit Agreement shall be immediately and automatically terminated. Upon the occurrence of an Event of Default, the Lender shall have all the rights and remedies of a secured party under the Commercial Code, including, without limitation, any and all rights and remedies provided under this Credit Agreement. If Borrower is in good faith attempting to cure an Event of Default which (i) is described in Section 6(g) hereof or (ii) is an affirmative covenant described in Paragraph 4 of the Credit Agreement (excluding Paragraphs 4(g), 4(h), 4(j) and 4(l), the Obligations shall become due and payable only after the continuance of such Event of Default for a period of fifteen (15) days; provided, however, during said fifteen (15) day period, Borrower shall have no ability to obtain additional Advances under the Credit Agreement.

7. TERMINATION. Paragraph 8 of the Credit Agreement is hereby deleted in its entirety and the following inserted in lieu thereof:

         8. TERMINATION. Borrower may terminate this Credit Agreement and (subject to payment and performance of all outstanding secured obligations) may obtain any release or termination of the Security Documents to which Borrower is otherwise entitled by law, effective only on the Maturity Date, or any subsequent anniversary date thereof, and then only if Lender receives at least sixty (60) days prior written notice of Borrower's intent to terminate this Credit Agreement effective on such anniversary date. Lender may terminate this Credit Agreement on the Maturity Date, or any subsequent anniversary date thereof and as otherwise provided in Paragraph 6 of the Credit Agreement relating to Defaults and Remedies. Upon any such termination, all obligations of Borrower under this Agreement and the Security Documents shall remain in full force and effect until all indebtedness under this Agreement and all other debts, liabilities and obligations of Borrower secured by the Security Documents or any other collateral security have been fully paid and satisfied.


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8. WARRANTIES. Borrower hereby warrants and represents to Lender that (a) each and all of the representations and warranties set forth and contained in the Credit Agreement and Security Documents (as defined in the Credit Agreement) are true, correct and complete in all respects as of the date hereof, and (b) no Event of Default and no event, circumstance or condition which with the giving of notice or the passage of time or both would constitute an Event of Default under the Credit Agreement or Security Documents has occurred or is continuing as of the date hereof.

9. NO WAIVER. Borrower acknowledges and agrees that by executing and delivering this Agreement the Lender is not waiving any existing Event of Default, whether known or unknown, or any event, circumstance or condition, whether known or unknown, which with the giving of notice or the passage of time or both would constitute an Event of Default nor is Lender waiving any of its rights or remedies under the Credit Agreement or Security Documents.

10. NO DEFENSE, COUNTERCLAIM AND/OR SETOFF. Borrower hereby acknowledges and agrees with Lender that no events, conditions or circumstances have arisen or exist as of the date hereof which would give Borrower the right to assert a defense, counterclaim and/or setoff to any claim by Lender for payment of amounts due under the Credit Agreement or Security Documents.

11. RELEASE. Borrower hereby releases Lender and each of its officers, directors, agents, employees, legal counsel and other representatives from any and all claims, demands, causes of action, liability, damage, loss, costs and expenses which it has paid, incurred or sustained, or believes it has paid, incurred or sustained, known or unknown, absolute or contingent, liquidated or unliquidated, as a result of or related to (a) the transactions evidenced by or related to the Credit Agreement and Security Documents, (b) any acts or omissions of the Lender or any of its officers, directors, agents, employees, legal counsel or other representatives in connection therewith or related thereto, or (c) the extension or denial of credit under the Credit Agreement or Security Documents; provided, however, this release shall not extend to willful or malicious acts or omissions of Lender or any of its representatives.

12. NO OTHER AMENDMENT. Except as expressly amended hereby or previously amended in writing, the Credit Agreement and Security Documents shall remain in full force and effect in accordance with their original terms and binding upon and enforceable against Borrower, and not subject to any defense, counterclaim or right of setoff.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Third Amendment as of September 30, 1996.


                                        TAYLOR INVESTMENT CORPORATION


                                        By /s/ Philip C. Taylor
                                           -------------------------------------
                                               Its President


                                        DIVERSIFIED BUSINESS CREDIT, INC.


                                        By /s/
                                           -------------------------------------
                                               Its Vice President

                              CONSENT OF GUARANTOR

The undersigned consents to this Third Amendment and all previous Amendments and acknowledges and agrees that the guarantee of the Indebtedness and Obligations of Borrower as set forth in the Guaranty dated November 18, 1986 is in full force and effect in accordance with the original terms and binding upon and enforceable against the undersigned, not subject to any defense, counterclaim or right of setoff.


Dated: September 30, 1996
                                        /s/ Philip C. Taylor
                                        ----------------------------------------
                                                Philip C. Taylor


                                      -12-